Exhibit 99.1

Contacts:

Sean Baenen           Erini Blakey

Fantex, Inc.Fantex, Inc.

Email: sean.baenen@fantex.com Email: erini.blakey@fantex.com

Fantex, Inc. Announces Brand Agreements With Ten New Athletes

In Three Professional Sports

SAN FRANCISCO, Calif., April 27, 2016 – Fantex, Inc. announced today it has entered into brand contracts with ten athletes across three major sports – doubling the number of brand contracts the company has with professional athletes.

“The announcement today marks twenty contracts now signed with athletes from across the world of professional sports,” said Fantex CEO and co-founder, Buck French. Fantex, Inc.’s newest contracts include those with players from the National Football League (NFL), Major League Baseball (MLB) and Professional Golf.

Athlete	Professional Sports Affiliation	Purchase Price	% of Brand Income to Be Acquired
Allen Robinson	Wide Receiver, Jacksonville Jaguars (NFL)	$4.60M	12%
Tyler Duffey	Pitcher, Minnesota Twins Organization (MLB)	$2.23M	10%
Maikel Franco	Third Baseman, Philadelphia Phillies (MLB)	$4.35M	10%
Collin McHugh	Pitcher, Houston Astros (MLB)	$3.96M	10%
Jonathan Schoop	Second Baseman, Baltimore Orioles (MLB)	$4.91M	10%
Yangervis Solarte	Third Baseman, San Diego Padres (MLB)	$3.15M	11%
Kelly Kraft	Professional Golfer	$2.28M	15%
Scott Langley	Professional Golfer	$3.06M	15%
Jack Maguire	Professional Golfer	$2.07M	11%

Kyle Reifers	Professional Golfer	$1.74M	15%

Under the terms of each of the newly announced brand contracts, Fantex, Inc. would acquire – upon payment of the upfront purchase price – an interest in the future on- and off-field cash flows of the athlete, as defined in the applicable brand contract. The consummation of each of the brand contracts is contingent upon Fantex, Inc. obtaining financing necessary to pay the applicable purchase price. Information regarding Fantex, Inc.’s brand contracts with these ten athletes is included in the table above.

The company also announced today that it has withdrawn its earlier registration statement on Form S-1 (File No. 333-208184) for the proposed offering of Fantex Sports Portfolio 1 Units. French added, “In light of our most recent signings, we are working with our advisors on the most appropriate way to potentially package and offer our unique asset class to investors.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.